AGREEMENT AND PLAN OF MERGER

                         dated as of September 30, 2001

                                 by and between

                               Colley Corporation

                                       and

                              AZ Acquisition Corp.

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of September 30, 2001, is entered into by and between Colley Corporation, a Delaware corporation ("Colley Corp."), and AZ Acquisition Corp., a Delaware corporation ("AZ Corp."). Certain capitalized terms used in this Agreement are defined in
Section 9.3 hereof.

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the respective Boards of Directors of Colley Corp. and AZ Corp. have determined that it would be advisable and in the best interests of the stockholders of Colley Corp. and AZ Corp., respectively, for Colley Corp. to merge with and into AZ Corp. pursuant and subject to the terms and conditions set forth in this Agreement (the "Merger");

         WHEREAS, the Merger is contingent upon its approval and ratification by the stockholders of Colley Corp. but not the stockholders of AZ Corp. pursuant to the requirements of the Plan (as hereinafter defined);

         WHEREAS,   Colley   Corp.   and  AZ  Corp.   desire  to  make   certain
representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, all of the parties hereto desire that the transaction contemplated herein be treated as a tax-free merger transaction pursuant to
Section 368 of the Code.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), the Merger shall be effected and Colley Corp. shall be merged with and into AZ Corp. at the Effective Time (as defined in Section 1.3), the separate existence of Colley Corp. shall cease and AZ Corp. shall continue as the surviving corporation in the Merger. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation."

         SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable following the last to be satisfied or waived of the conditions set forth in Article VII in accordance with this Agreement (the "Closing Date"), unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.3. Effective Time. Contemporaneously with the Closing, the Surviving Corporation will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DCGL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State (the "Effective Time").


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

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Colley Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of Colley Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) AZ Corp.' certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of AZ Corp. as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6 Directors; Officers. (i) At the Effective Time, (a) the directors of Colley Corp. shall be the directors of the Surviving Corporation, each of whom will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Colley Corp. shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any shares of capital stock of Colley Corp., all shares ("Colley Corp. Shares") of common stock, $.001 par value ("Colley Corp. Common Stock"), of Colley Corp. issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate of 525,000 shares of AZ Corp. Common Stock (the "Merger Consideration"), which shares shall represent approximately 51% of the issued and outstanding AZ Corp. Common Stock as of the Effective Time.

         SECTION 2.2 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of AZ Corp. shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of shares of capital stock of AZ Corp., or any stock dividend thereof, the Merger Consideration shall be appropriately adjusted.

         SECTION 2.3 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of Colley Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Colley Corp., all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Colley Corp. or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


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

                                   ARTICLE III

                               PAYMENT FOR SHARES

         SECTION 3.1 Letter of Transmittal; Surrender of Certificates. Promptly after the Effective Time, AZ Corp. shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, evidence outstanding shares of the capital stock of Colley Corp. (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to AZ Corp., and shall be in such form and have such other provisions as AZ Corp. may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for new certificates of AZ Corp. representing such holders new interest in AZ Corp.. Upon surrender of a Certificate for cancellation to the AZ Corp. together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof a new certificate evidencing such holders new interest in AZ Corp..

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.1 Representations and Warranties of AZ Corp. AZ Corp. represents and warrants to Colley Corp. as follows:

         (a) Organization, Standing and Power. AZ Corp. is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. AZ Corp. is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a AZ Corp. Material Adverse Effect. For purposes of this Agreement, the term "AZ Corp. Material Adverse Effect" means any Material Adverse Effect with respect to AZ Corp., taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of AZ Corp. to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays AZ Corp.' ability to perform its obligations hereunder. AZ Corp. has made available to Colley Corp. complete and correct copies of its charter or organizational documents, as amended to the date of this Agreement.

         (b) Capital Structure. The authorized capital stock of AZ Corp. consists of 40,000,000 shares of common stock, par value $.001 per share (the "AZ Corp. Common Stock") and 10,000,000 shares of preferred stock, par value $.001 per share. On the date hereof: (i) 500,509 shares of AZ Corp. Common Stock were issued and outstanding, (ii) no shares of AZ Corp. Common Stock were held by AZ Corp. in its treasury and (iii) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of AZ Corp. have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds debentures, notes or other indebtedness of AZ Corp. having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of AZ Corp. may vote are issued or outstanding. Except for this Agreement, AZ Corp. has no or, at or after the Effective Time will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates AZ Corp. to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of its capital stock, or (ii) restricts the voting, disposition or transfer of shares of its capital stock. There are no outstanding stock appreciation rights or similar derivative securities or rights of AZ Corp.. No Person has any right to require the registration of any shares of AZ Corp. Common Stock or any other securities of AZ Corp..

         (c) Authority: Noncontravention. AZ Corp. has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by AZ Corp. and the consummation by AZ Corp. of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AZ Corp.. This Agreement has been duly executed and delivered by AZ Corp. and, assuming this Agreement constitutes the valid and binding agreement of Colley Corp., constitutes a valid and binding obligation of AZ Corp., enforceable against each of AZ Corp. in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the charter or organizational documents of AZ Corp., (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, ground lease, franchise, license or similar instrument or undertaking to which AZ Corp. is a party or by which AZ Corp. or any of its assets are bound, result in the creation or imposition of a material Lien or other restriction or encumbrance on any material asset of AZ Corp., which, singly or in the aggregate, would have a AZ Corp. Material Adverse Effect, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, violate any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect except for such violations, which, singly or in the aggregate, would only have an immaterial effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") or any third party which has not been received or made, is required by or with respect to AZ Corp. in connection with the execution and delivery of this Agreement by AZ Corp. or the consummation by AZ Corp. of the transactions contemplated hereby, except for
(i) the filing of the articles of merger with the Texas Secretary of State and the Delaware Secretary of State (ii) consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a AZ Corp. Material Adverse Effect.

         (d) Subsidiaries. AZ Corp. does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         (e) Intellectual Property. AZ Corp. does not own or use any trademarks, tradenames, service marks, patents, copyrights or any applications with respect thereto. AZ Corp. has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of AZ Corp. infringes upon or involves, or has resulted in the infringement of, any trademarks, tradenames, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

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

         (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities. Since the date of confirmation of the Plan, AZ Corp. has conducted its business only in the ordinary course, and there has not been (A) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate, a AZ Corp. Material Adverse Effect;
(B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of AZ Corp.' capital stock, or any repurchase, redemption or other acquisition by AZ Corp. of any shares of its capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by AZ Corp. to its directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or was required under any employment, severance or termination agreements; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as was required under employment agreements or employee or director benefit plans; (E) any entry into any agreement, commitment or transaction by AZ Corp., or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to AZ Corp. taken as a whole; (F) any material labor dispute involving the employees of AZ Corp.; (G) any change by AZ Corp. in accounting methods, principles or practices except as required or permitted by GAAP; (H) any write-off or write-down of, or any determination to write-off or write-down, any asset of AZ Corp. or any portion thereof; (I) any split, combination or reclassification of any of AZ Corp.' capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of AZ Corp.' capital stock; (J) any amendment of any material term of any outstanding security of AZ Corp.; (K) any loans, advances or capital contributions to or investments in, any other person in existence on the date hereof made by AZ Corp., other than to any direct or indirect wholly-owned subsidiary; (L) any sale or transfer by AZ Corp. of any of the assets of AZ Corp., cancellation of any material debts or claims or waiver of any material rights by AZ Corp.; or (M) any agreements by AZ Corp. to (1) do any of the things described in the preceding clauses (A) through (L) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of AZ Corp. in this Agreement untrue or incorrect in any material respect.

         (g) Employees. Except for Timothy P. Halter, AZ Corp.' sole officer and director, AZ Corp. (i) has no employees, (ii) owes no compensation of any kind, deferred or otherwise, to any current or previous employees, (iii) has no written or oral employment agreements with any officer or director of AZ Corp. (iv) is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by AZ Corp. to any stockholder, officer, director or employee of AZ Corp., nor are there any loans or debts payable or owing by any of such persons to AZ Corp. or any guarantees by AZ Corp. of any loan or obligation of any nature to which any such person is a party.

         (h) Employee Benefit Plans. AZ Corp. has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by AZ Corp. (collectively, "Employee Benefit Plans"). AZ Corp. has no liability for a former Employee Benefit Plan or severance liabilities.

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

         (i) Taxes. All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, AZ Corp., either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete.

         (j) Voting Requirements. Holders of issued and outstanding shares of AZ Corp. Common Stock are not entitled to vote and otherwise approve this Agreement, the Merger and any other matter or transaction contemplated by this Agreement.

         (k) Compliance with Applicable Laws. AZ Corp. has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of AZ Corp. there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a AZ Corp. Material Adverse Effect. To AZ Corp.' knowledge, AZ Corp. is in compliance with, and has no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws, except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

         (l) Insurance. AZ Corp. has no insurance policies in effect. AZ Corp. has no outstanding insurance obligations.

         (m) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by AZ Corp., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AZ Corp..

         (n) Litigation, etc.. As of the date hereof, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of AZ Corp., threatened against AZ Corp. (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) AZ Corp. is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) could reasonably be expected to have, individually or in the aggregate, a AZ Corp. Material Adverse Effect or
(B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to AZ Corp.' knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

         (o) Contracts. AZ Corp. has no material contracts, leases, arrangements or commitments (whether oral or written) or is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

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

         (p) Unlawful Payments and Contributions. To the knowledge of AZ Corp., neither AZ Corp. nor any of its respective directors, officers or any of its employees or agents has (i) used any AZ Corp. funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices
Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

         (q) Real Property. AZ Corp. neither owns nor leases any real property.

         (r) Anti-takeover Plan: State Takeover Statutes. AZ Corp. does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of AZ Corp. has approved the Merger and this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         (s)      Solicitation.   Neither  AZ  Corp.,   any  of  its   officers,
directors, affiliates, agents, nor any other person acting on its behalf has solicited, directly or indirectly, any person to enter into a merger or similar business combination transaction with AZ Corp. by any form of general solicitation, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

         (t) Disclosure. The representations and warranties and statements of fact made by AZ Corp. in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

         SECTION 4.2 Representations and Warranties of Colley Corp.. Colley Corp. represents and warrants to AZ Corp. as follows:

         (a) Organization, Standing and Corporate Power. Colley Corp. is a corporation duly organized, validly existing and in good standing under the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Colley Corp. Material Adverse Effect. For purposes of this Agreement, the term "Colley Corp. Material Adverse Effect" means any Material Adverse Effect with respect to Colley Corp., taken as a whole, or any change of effect that adversely, or is reasonably expected to adversely, effect the ability of Colley Corp. to consummate the transactions contemplated by this Agreement in any material respect or materially impair or delay Colley Corp.'s ability to perform its obligations hereunder.

         (b) Authority; Noncontravention. The execution, delivery and performance by Colley Corp. of this Agreement and the consummation of the Merger by Colley Corp. has been duly authorized by all necessary corporate action on the part of Colley Corp.. This Agreement has been duly executed and delivered by Colley Corp. and, assuming this Agreement constitutes the valid and binding agreement of AZ Corp. , constitutes a valid and binding obligation of Colley Corp., enforceable against such party in accordance with its terms, subject to

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

applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (i) conflict with any of the provisions of the charter or organizational documents of Colley Corp.,
(ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which Colley Corp. is a party or by which Colley Corp. or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Colley Corp. and currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have an Colley Corp. Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Colley Corp. in connection with the execution and delivery of this Agreement by Colley Corp. or the consummation by Colley Corp. of any of the transactions contemplated by this Agreement, except for (i) the filing of the articles of merger with the Texas Secretary of State and (ii) consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in an Colley Corp. Material Adverse Effect.

         (c) Capital Structure. The authorized capital stock of Colley Corp. consists of 1,000,000 shares of Colley Corp. Common Stock, $.01 par value. All outstanding shares of capital stock of Colley Corp. have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness of Colley Corp. having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Colley Corp. may vote are issued or outstanding. Except for this Agreement, Colley Corp. does not have and, at or after the Effective Time will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates Colley Corp. to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Colley Corp., or (ii) restricts the voting, disposition or transfer of shares of capital stock of Colley Corp.. There are no outstanding stock appreciation rights or similar derivative securities or rights of Colley Corp..

         (d) Subsidiaries. Colley Corp. does not own, directly or indirectly, any capital stock of any other corporation or any equity profit sharing, participation of other interest in any corporation, partnership, joint venture or other entity.

         (e) No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Colley Corp..

         (f) Intellectual Property. Colley Corp. does not own or use any trademarks, tradenames, service marks, patents, copyrights or any applications with respect thereto.

         (g) Absence of Certain Changes or Events; No Undisclosed Material Liabilities. Since the date of its inception, Colley Corp. has conducted its business only in the ordinary course, and there has not been any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate, an Colley Corp. Material Adverse Effect.

         (h) Employees. Except for Richard B. Goodner, Colley Corp. has no other employees.

         (i) Employee Benefit Plans. Colley Corp. has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Colley Corp. (collectively, "Colley Corp. Employee Benefit Plans"). Colley Corp. has no liability for a former Colley Corp. Employee Benefit Plan or severance liabilities.

         (j) Taxes All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, Colley Corp., either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete.

         (k) Voting Requirements. Holders of issued and outstanding shares of capital stock or other securities of Colley Corp. are entitled to vote or otherwise approve this Agreement, the Merger or any other matter or transaction contemplated by this Agreement.

         (l) Compliance with Applicable Laws. Colley Corp. has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of Colley Corp. there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Colley Corp. Material Adverse Effect. To
Colley Corp.'s knowledge, Colley Corp. is in compliance with, and have no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws, except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

         (m)      Insurance.  Colley Corp. has no insurance policies in place.

         (n) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Colley Corp., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Colley Corp..

         (o) Litigation, etc.. As of the date hereof, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Colley Corp., threatened against Colley Corp. (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) Colley Corp. is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and (ii), (A) could reasonably be expected to have, individually or in the aggregate, an Colley Corp. Material Adverse Effect or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to Colley Corp.'s knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

         (p) Contracts. Colley Corp. is not bound by any material contracts, leases, arrangements or commitments (whether oral or written) or is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property;
(e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

         (q) Unlawful Payments and Contributions. To the knowledge of Colley Corp., neither Colley Corp. nor any of its directors, officers or any of their respective employees or agents has (i) used any Colley Corp. funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
(iii)  violated or is in  violation  of any  provision  of the  Foreign  Corrupt
Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

         (r) Real Property. Colley Corp. neither owns nor leases any real property.

         (s) Anti-takeover Plan: State Takeover Statutes. Colley Corp. does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of Colley Corp. has approved the Merger and this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         (t) Solicitation. Neither Colley Corp., any of its officers, directors, affiliates, agents, nor any other person acting on its behalf has solicited, directly or indirectly, any person to enter into a merger or similar business combination transaction with Colley Corp. by any form of general solicitation, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

         (u) Disclosure. The representations and warranties and statements of fact made by Colley Corp. in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1 Other Actions. AZ Corp. shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties set forth in Section 4.1 of this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions of the Merger set forth in
Article VII not being satisfied. Colley Corp. shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties set forth in Section 4.2 of this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions of the Merger set forth in
Article VII not being satisfied.



                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6. 1 Access to Information; Confidentiality. Each of the parties hereto shall afford the other party, and such other party's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties (including as required to perform any environmental studies or reviews of such properties), books, contracts, commitments, tax returns, personnel and records and, during such period, furnish as promptly as practicable to the requesting party, its counsel, financial advisors and other representatives, such information concerning its business, properties, financial condition, operations and personnel as it may from time to time reasonably request. Any such access or investigation shall not affect the representations or warranties made by such party contained in this Agreement. Except as required by law, each of the parties shall hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence.

         SECTION 6.2 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII.

         SECTION 6.3 Indemnification. (a) AZ Corp. shall, and from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of either Colley Corp. or AZ Corp. (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Colley Corp. or AZ Corp. whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL , respectively, to indemnify directors or officers.

         (b) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and AZ Corp. shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; and (ii) AZ Corp. shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that AZ Corp. shall not be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this
Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify AZ Corp. (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.3 except to the extent such failure prejudices such party), and shall deliver to AZ Corp. the undertaking contemplated by the applicable Sections of the DGCL . The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Colley Corp. and AZ Corp. agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

         (c) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of AZ Corp. and Colley Corp..

         SECTION 6.4 Public Announcements. AZ Corp. on the one hand, and Colley Corp., on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system.

         SECTION 6.5 Consents, Approvals and Filings. (a) Colley Corp., on one hand, and AZ Corp., on the other hand, will make all necessary filings, as soon as practicable, in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Colley Corp. and AZ Corp. will each use their reasonable best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of Colley Corp. and AZ Corp. shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

         (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement, and copies of all correspondence with such Governmental Entities, and shall keep all the parties timely apprized of the status of the foregoing.

         SECTION 6.6 Resignations. On the Closing Date, AZ Corp. shall cause the directors and officers of AZ Corp. to submit their resignations from such positions, effective as of the Effective Time.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the condition that no order shall have been entered and remained in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, in any one of the following circumstances:

                  (i)      By mutual  written  consent  of AZ Corp.  and  Colley
                  Corp..

                  (ii) By AZ Corp. or Colley Corp., if (x) any Statute, rule or regulation shall have been promulgated by any Governmental Entity prohibiting or restricting the Merger or (y) any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, that a party may not terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Section 6.2.

         SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement (except for the provisions of Sections 6.4, this Section 8.2, and Article IX shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement or liability for any willful or intentional breach of this Agreement.

         SECTION 8.3 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or wavier shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1 hereof, an amendment of this Agreement pursuant to Section 8.3 hereof or an extension or waiver pursuant to Section 8.4 hereof shall, in order to be effective, require by AZ Corp. or Colley Corp., as the case may be, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors.



                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1 Nonsurvival of Representations and Warranties. Except as otherwise contemplated herein, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         SECTION 9.2 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         SECTION 9.3 Definitions. For purposes of this Agreement, and except as otherwise defined in this Agreement:

         (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in the City of Los Angeles, Texas are required or permitted to close;

         (c) "Code" shall mean the Internal Revenue Code of 1986, as amended;

         (d) "Income Taxes" means (i) foreign, federal, state or local income or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

         (e) "Income Tax Returns" means foreign, federal, state or local Tax Returns required to be filed with any Taxing Authority that include any of AZ Corp. or the Subsidiaries that pertain to Income Taxes;

         (f) "Liability" means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required in accordance with GAAP to be reflected, in such Person's balance sheet.

         (g) "Liens" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

         (h) "Material Adverse Effect" with respect any person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its Subsidiaries taken as a whole;

         (i) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

         (j) "Plan" means AZ Corp.'s Amended Joint Plan of Reorganization dated as of November 15, 1999, as modified and confirmed by the United States Bankruptcy Court, Central District of California (Los Angeles Division) - Case No. LA-97-46094-ER.

         (k) "Tax" or "Taxes" means (i) any and all taxes (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above;

         (l) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax; and

         (m) "Tax Returns" means returns, reports and forms required to be filed with any Taxing Authority.

         SECTION 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to AZ Corp.:
                           AZ Corp. Acquisition Corp.
                           c/o Halter Financial Group, Inc.
                           One Panorama Center
                           7710 Las Colinas Ridge, Suite 250
                           Irving, Texas 75063
                           Attention:      Timothy P. Halter
                           Telecopy:       (972) 233-0388

         If to Colley Corp.:
                           Colley Corp., Inc.
                           6608 Emerald Drive
                           Colleyville, Texas 76038
                           Attention:      Richard B. Goodner


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

         SECTION 9.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.7 Entire Agreement: Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 6.3 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

         SECTION 9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         SECTION 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                            [Signature page follows]

         IN WITNESS WHEREOF, AZ Corp. and Colley Corp. have caused this Agreement to be signed in multiple counterparts by their respective officers thereunto duly authorized, all as of the date first written above.

AZ ACQUISITION CORP.


By:  /s/ Timothy P. Halter
   -----------------------------------------
         Name:    Timothy P. Halter
         Title:   President

COLLEY CORPORATION


By:  /s/ Richard B. Goodner
   -----------------------------------------
         Name:    Richard B. Goodner
         Title:   President













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